Freeport-McMoRan
Reports First-Quarter 2023 Results
•Production and sales impacted by February weather event; achieved full recovery in March
•Consolidated unit net cash costs in line with January 2023 estimate
•Advancing leach recovery initiatives
•Strong balance sheet and positive outlook for cash flow generation to support continued organic growth and cash returns to shareholders

▪Net income attributable to common stock in first-quarter 2023 totaled $663 million, $0.46 per share, and adjusted net income attributable to common stock totaled $757 million, $0.52 per share, after excluding net charges totaling $94 million, $0.06 per share.
▪Consolidated production totaled 965 million pounds of copper, 405 thousand ounces of gold and 21 million pounds of molybdenum in first-quarter 2023.
▪Consolidated sales totaled 832 million pounds of copper, 270 thousand ounces of gold and 19 million pounds of molybdenum in first-quarter 2023. Consolidated sales for the year 2023 are expected to approximate 4.1 billion pounds of copper, 1.8 million ounces of gold and 79 million pounds of molybdenum, including 1.1 billion pounds of copper, 500 thousand ounces of gold and 20 million pounds of molybdenum in second-quarter 2023.
▪Average realized prices in first-quarter 2023 were $4.11 per pound for copper, $1,949 per ounce for gold and $30.32 per pound for molybdenum.
▪Average unit net cash costs in first-quarter 2023 were $1.76 per pound of copper. Unit net cash costs for the year 2023 are expected to average $1.55 per pound of copper.
▪Operating cash flows totaled $1.1 billion (net of $0.5 billion of working capital and other uses) in first-quarter 2023. Based on current sales volume and cost estimates, and assuming average prices of $4.00 per pound for copper, $2,000 per ounce for gold and $18.00 per pound for molybdenum for the remainder of 2023, operating cash flows are expected to approximate $7.0 billion (including $0.3 billion of working capital and other sources) for the year 2023.
▪Capital expenditures totaled $1.1 billion (including $0.4 billion for major mining projects and $0.3 billion for the Indonesia smelter projects) in first-quarter 2023. Capital expenditures for the year 2023 are expected to approximate $5.1 billion (including $2.4 billion for major mining projects and $1.6 billion for the Indonesia smelter projects).
▪At March 31, 2023, consolidated debt totaled $9.6 billion and consolidated cash and cash equivalents totaled $6.9 billion, resulting in net debt of $2.8 billion ($1.3 billion excluding net debt for the Indonesia smelter projects). In March 2023, FCX used approximately $1 billion in cash to fund the maturity of its 3.875% Senior Notes. Refer to the supplemental schedule, "Net Debt," on page VII.

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PHOENIX, AZ, April 21, 2023 - Freeport-McMoRan Inc. (NYSE: FCX) reported first-quarter 2023 net income attributable to common stock of $663 million, $0.46 per share, and adjusted net income attributable to common stock of $757 million, $0.52 per share, after excluding net charges totaling $94 million, $0.06 per share, primarily associated with adjustments to environmental obligations, contested tax matters and asset impairments. For additional information, refer to the supplemental schedule, "Adjusted Net Income," on page VI.

Richard C. Adkerson, Chairman and Chief Executive Officer, said, "Our company is a premier global leader in the copper industry, with large-scale, long-lived reserves and an attractive portfolio of organic growth opportunities. We are focused on executing our strategy to supply copper efficiently and responsibly to a world with growing requirements for this critically important metal. Our results in the first quarter reflect the commitment and resolve of our team to overcome challenges and enhance our foundation for long-term success. We are strongly positioned with a favorable long-term market outlook, strong balance sheet and financial strength, a high-quality asset base and an experienced and motivated team to deliver long-term value to all stakeholders."

SUMMARY FINANCIAL DATA

	Three Months Ended March 31,
	2023	2022
	(in millions, except per share amounts)
Revenues[a,b]	$5,389	$6,603
Operating income[a]	$1,601	$2,809
Net income attributable to common stock[c,d]	$663	$1,527
Diluted net income per share of common stock	$0.46	$1.04

Diluted weighted-average common shares outstanding	1,443	1,469
Operating cash flows[e]	$1,050	$1,691
Capital expenditures	$1,121	$723
At March 31:
Cash and cash equivalents	$6,852	$8,338
Total debt, including current portion	$9,635	$9,621

a.For segment financial results, refer to the supplemental schedules, "Business Segments," beginning on page VIII.
b.Includes favorable adjustments to prior period provisionally priced concentrate and cathode copper sales totaling $210 million ($72 million to net income attributable to common stock or $0.05 per share) in first-quarter 2023 and $102 million ($42 million to net income attributable to common stock or $0.03 per share) in first-quarter 2022. For further discussion, refer to the supplemental schedule, "Derivative Instruments," beginning on page VII.
c.Includes net charges totaling $94 million ($0.06 per share) in first-quarter 2023 and $38 million ($0.03 per share) in first-quarter 2022 that are described in the supplemental schedule, "Adjusted Net Income," on page VI.
d.FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page VIII.
e.Working capital and other uses totaled $467 million in first-quarter 2023 and $811 million in first-quarter 2022.

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SUMMARY OPERATING DATA

	Three Months Ended March 31,
	2023		2022
Copper (millions of recoverable pounds)
Production	965		1,009
Sales, excluding purchases	832	[a]	1,024
Average realized price per pound	$4.11		$4.66
Site production and delivery costs per pound[b]	$2.57		$2.03
Unit net cash costs per pound[b]	$1.76		$1.33
Gold (thousands of recoverable ounces)
Production	405		415
Sales	270	[a]	409
Average realized price per ounce	$1,949		$1,920
Molybdenum (millions of recoverable pounds)
Production	21		21
Sales, excluding purchases	19		19
Average realized price per pound	$30.32		$19.30
a.Beginning on January 1, 2023, PT Freeport Indonesia's (PT-FI) commercial arrangement with PT Smelting converted from a concentrate sales agreement to a tolling arrangement, which resulted in a change in timing of sales. As a result of the transition, approximately 110 million pounds of copper and 110 thousand ounces of gold from PT-FI's first-quarter 2023 production is deferred in inventory and will be sold in future periods.
b.Reflects per pound weighted-average production and delivery costs and unit net cash costs (net of by-product credits) for all copper mines, before net noncash and other costs. For reconciliations of per pound unit net cash costs by operating division to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X.
Responsible Production
2022 Annual Report on Sustainability. Today, FCX published its 2022 Annual Report on Sustainability, available on FCX's website at fcx.com/sustainability, marking FCX’s 22nd year of reporting on its sustainability progress. FCX is committed to building upon its achievements in sustainability and its position as a leading responsible copper producer.
The Copper Mark. FCX demonstrates its responsible production performance through the Copper Mark, a comprehensive assurance framework developed specifically for the copper industry. To achieve the Copper Mark, each site is required to complete an independent external assurance process to assess conformance with 32 ESG criteria. Awarded sites must be revalidated every three years.
FCX has achieved the Copper Mark at all 12 of its copper producing sites globally. In addition, following the extension of the Copper Mark framework to molybdenum producers in 2022, FCX’s two primary molybdenum mines and its four copper mines that produce by-product molybdenum were awarded the Molybdenum Mark.
Consolidated Sales Volumes
First-quarter 2023 sales:
•Copper sales of 832 million pounds were 8% lower than the January 2023 estimate of 900 million pounds, primarily reflecting lower operating rates at the Grasberg minerals district associated with a significant weather event that temporarily disrupted operations during February 2023. Lower copper sales in first-quarter 2023, compared to first-quarter 2022 sales of 1.0 billion pounds, also reflected the deferral of sales recognition for approximately 110 million pounds related to the PT Smelting tolling arrangement and the timing of shipments.
•Gold sales of 270 thousand ounces were 10% lower than the January 2023 estimate of 300 thousand ounces, primarily associated with the significant weather event at the Grasberg minerals district. Lower gold sales in first-quarter 2023, compared to first-quarter 2022 sales of 409 thousand ounces, also reflected the deferral of sales recognition for approximately 110 thousand ounces associated with the PT Smelting tolling arrangement.

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•Molybdenum sales of 19 million pounds approximated the January 2023 estimate and first-quarter 2022 sales.
Consolidated sales volumes for the year 2023 are expected to approximate 4.1 billion pounds of copper, 1.8 million ounces of gold and 79 million pounds of molybdenum, including 1.1 billion pounds of copper, 500 thousand ounces of gold and 20 million pounds of molybdenum in second-quarter 2023. Consolidated copper and gold production volumes for the year 2023 are expected to be above consolidated sales volumes, primarily reflecting a deferral of approximately 110 million pounds of copper and 140 thousand ounces of gold from mine production under the PT Smelting tolling arrangement to be processed and sold as refined metal in future periods. Projected sales volumes are dependent on extension of PT-FI's export license after June 10, 2023, operational performance, weather-related conditions, timing of shipments, and other factors detailed in the Cautionary Statement below.
Consolidated Unit Net Cash Costs
First-quarter 2023 consolidated average unit net cash costs (net of by-product credits) for FCX's copper mines of $1.76 per pound of copper were in line with the January 2023 estimate of $1.78 per pound, as higher by-product credits were mostly offset by the impact of lower sales volumes. First-quarter 2023 unit net cash costs were 32% higher than the first-quarter 2022 average of $1.33 per pound, primarily reflecting the impact on consolidated results of lower copper sales volumes from PT-FI. Refer to "Mining Operations" below for further discussion.
Assuming average prices of $2,000 per ounce of gold and $18.00 per pound of molybdenum for the remainder of 2023 and achievement of current sales volume and cost estimates, consolidated unit net cash costs (net of by-product credits) for FCX's copper mines are expected to average $1.55 per pound of copper for the year 2023 (including $1.51 per pound of copper in second-quarter 2023). The impact of price changes on consolidated unit net cash costs would approximate $0.04 per pound of copper for each $100 per ounce change in the average price of gold and $0.02 per pound of copper for each $2 per pound change in the average price of molybdenum for the remainder of 2023. Quarterly unit net cash costs vary with fluctuations in sales volumes and realized prices, primarily for gold and molybdenum.

MINING OPERATIONS
Leaching Innovation Initiatives. FCX is advancing a series of initiatives across its North America and South America operations to incorporate new applications, technologies and data analytics to its leaching processes. FCX believes these leach innovation initiatives provide opportunities to produce incremental copper from its large existing leach stockpiles. Initial results support the potential for incremental low-cost additions to FCX's production and reserve profile and FCX is targeting an annual run rate of approximately 200 million pounds of copper per year through these initiatives by the end of 2023.
North America Copper Mines. FCX operates seven open-pit copper mines in North America - Morenci, Bagdad, Safford (including Lone Star), Sierrita and Miami in Arizona, and Chino and Tyrone in New Mexico. In addition to copper, certain of these mines produce molybdenum concentrate, gold and silver. All of the North America mining operations are wholly owned, except for Morenci. FCX records its 72% undivided joint venture interest in Morenci using the proportionate consolidation method.
Operating and Development Activities. FCX has substantial reserves and future opportunities in the U.S., primarily associated with existing mining operations.
At Safford/Lone Star, production from oxide ores is approaching 300 million pounds of copper per year, which reflects expansion of the initial design capacity of 200 million pounds of copper per year. FCX has conducted significant exploration drilling in the area in recent years. The positive drilling results indicate opportunities to expand production to include sulfide ores in the future. FCX is advancing metallurgical testing and mine development planning for a potential significant long-term investment for development of identified large sulfide resources.
FCX is planning an expansion to double the concentrator capacity of the Bagdad operation in northwest Arizona. FCX is conducting a feasibility study, which is expected to be completed in the second half of 2023. In parallel, FCX is advancing plans for expanded tailings infrastructure projects to support Bagdad's long-range plans. The timing of future developments will be dependent on market conditions, labor and supply chain considerations and other economic factors.

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Operating Data. Following is summary consolidated operating data for the North America copper mines:

	Three Months Ended March 31,
	2023	2022
Copper (millions of recoverable pounds)
Production	332	354
Sales, excluding purchases	332	381
Average realized price per pound	$4.16	$4.62

Molybdenum (millions of recoverable pounds)
Production[a]	7	7

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$2.91	$2.38
By-product credits	(0.59)	(0.34)
Treatment charges	0.13	0.09
Unit net cash costs	$2.45	$2.13
a.Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which include sales of molybdenum produced at the North America copper mines.
b.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X.
FCX's consolidated copper sales volumes from North America of 332 million pounds in first-quarter 2023 were lower than first-quarter 2022 copper sales volumes of 381 million, primarily reflecting the timing of shipments in first-quarter 2022 and reduced production in first-quarter 2023 associated with lower mining rates, lower ore grades and unplanned maintenance, partly offset by incremental copper associated with leach initiatives. North America copper sales are estimated to approximate 1.4 billion pounds for the year 2023.
Average unit net cash costs (net of by-product credits) for the North America copper mines of $2.45 per pound of copper in first-quarter 2023 were higher than first-quarter 2022 unit net cash costs of $2.13 per pound, primarily reflecting lower sales volumes and increased costs for maintenance and supplies, labor and energy, partly offset by higher molybdenum by-product credits.
Average unit net cash costs (net of by-product credits) for the North America copper mines are expected to approximate $2.62 per pound of copper for the year 2023, based on achievement of current sales volume and cost estimates and assuming an average molybdenum price of $18.00 per pound for the remainder of 2023. North America's average unit net cash costs for the year 2023 would change by approximately $0.03 per pound for each $2 per pound change in the average price of molybdenum for the remainder of 2023.
South America Mining. FCX operates two copper mines in South America - Cerro Verde in Peru (in which FCX owns a 53.56% interest) and El Abra in Chile (in which FCX owns a 51% interest). These operations are consolidated in FCX's financial statements. In addition to copper, the Cerro Verde mine produces molybdenum concentrate and silver.
Beginning in December 2022, heightened tensions, protests and social unrest emerged in Peru following a change in the country's political leadership. Cerro Verde operated at reduced rates from time to time during first-quarter 2023. While demonstrations and road blockages subsided in recent weeks, the potential for civil unrest and disruption of commerce and supply chains continues. Cerro Verde resumed normal operations in March 2023. FCX continues to monitor the situation with a priority on safety and security.
Operating and Development Activities. El Abra's large sulfide resource supports a potential major mill project similar to the large-scale concentrator at Cerro Verde. Technical and economic studies continue to be evaluated to determine the optimal scope and timing for the sulfide project. FCX is advancing plans to invest in water infrastructure to provide options to extend existing operations, while continuing to monitor potential changes in Chile's regulatory and fiscal matters.

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Operating Data. Following is summary consolidated operating data for South America mining:

	Three Months Ended March 31,
	2023	2022
Copper (millions of recoverable pounds)
Production	304	274
Sales	302	264
Average realized price per pound	$4.08	$4.69

Molybdenum (millions of recoverable pounds)
Production[a]	6	7

Unit net cash costs per pound of copper[b]
Site production and delivery, excluding adjustments	$2.54	$2.43
By-product credits	(0.53)	(0.43)
Treatment charges	0.18	0.15
Royalty on metals	0.01	0.01
Unit net cash costs	$2.20	$2.16
a.Refer to summary operating data on page 3 for FCX's consolidated molybdenum sales, which include sales of molybdenum produced at Cerro Verde.
b.For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X.
FCX's consolidated copper sales volumes from South America of 302 million pounds in first-quarter 2023 were higher than first-quarter 2022 copper sales volumes of 264 million pounds, primarily reflecting higher mining rates. Copper sales from South America mining are expected to approximate 1.2 billion pounds for the year 2023.
Average unit net cash costs (net of by-product credits) for South America mining of $2.20 per pound of copper in first-quarter 2023 were higher than first-quarter 2022 unit net cash costs of $2.16 per pound, primarily reflecting higher energy and other input costs, partly offset by the impact of higher sales volumes and molybdenum by-product credits.
Average unit net cash costs (net of by-product credits) for South America mining are expected to approximate $2.36 per pound of copper for the year 2023, based on current sales volume and cost estimates and assuming an average price of $18.00 per pound of molybdenum for the remainder of 2023.
Indonesia Mining. PT-FI operates one of the world’s largest copper and gold mines at the Grasberg minerals district in Central Papua, Indonesia. PT-FI produces copper concentrate that contains significant quantities of gold and silver. FCX has a 48.76% ownership interest in PT-FI and manages its mining operations. PT-FI's results are consolidated in FCX's financial statements.
Under the terms of agreements entered into in 2018, FCX’s economic interest in PT-FI approximated 81% through 2022, and beginning January 1, 2023, FCX's economic interest in PT-FI is 48.76%. This arrangement was developed to replicate the economics of PT-FI's former joint venture partner interests, which were acquired by the Indonesia government in 2018.
Operating and Development Activities. Over a multi-year investment period, PT-FI has successfully commissioned three large-scale block cave mines in the Grasberg minerals district (Grasberg Block Cave, Deep Mill Level Zone and Big Gossan), providing cumulative annualized production volumes of approximately 1.6 billion pounds of copper and 1.6 million ounces of gold.
PT-FI is completing a project to install additional milling facilities, currently expected to be completed in early 2024. The project will increase milling capacity to approximately 240,000 metric tons of ore per day to provide sustained large scale production volumes. PT-FI is also advancing a mill recovery project with the installation of a new copper cleaner circuit that is expected to be completed in 2024, and is expected to provide incremental metal production of approximately 60 million pounds of copper and 40 thousand ounces of gold per year.

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Kucing Liar. Long-term mine development activities are ongoing for PT-FI's Kucing Liar deposit in the Grasberg minerals district, which is expected to produce over 6 billion pounds of copper and 6 million ounces of gold between 2028 and the end of 2041. Pre-production development activities commenced in 2022 and are expected to continue over an approximate 10-year timeframe. Capital investments are estimated to average approximately $400 million per year over this period. At full operating rates of approximately 90,000 metric tons of ore per day, annual production from Kucing Liar is expected to approximate 550 million pounds of copper and 560 thousand ounces of gold, providing PT-FI with sustained long-term, large-scale and low-cost production. Kucing Liar will benefit from substantial shared infrastructure and PT-FI's experience and long-term success in block-cave mining.
Mining Rights. PT-FI and the Indonesia government continue to engage in discussions regarding the extension of PT-FI's mining rights under its special mining license (IUPK) beyond 2041. An extension beyond 2041 would enable continuity of large-scale operations for the benefit of all stakeholders and provide growth options through additional resource development opportunities in the highly attractive Grasberg minerals district.
Indonesia Smelter. In connection with PT-FI’s 2018 agreement with the Indonesia government to secure the extension of its long-term mining rights, PT-FI committed to construct additional domestic smelting capacity totaling 2 million metric tons of concentrate per year by the end of 2023 (subject to force majeure provisions). PT-FI is actively engaged in the following projects for additional domestic smelting capacity:
•Construction of the Manyar smelter in Gresik, Indonesia with a capacity to process approximately 1.7 million metric tons of copper concentrate per year. Smelter construction was approximately 60% complete at March 31, 2023, and is expected to be commissioned during 2024 at an estimated cost of $3.0 billion, including $2.8 billion for a construction contract (excluding capitalized interest, owner’s costs and commissioning) and $0.2 billion for investment in a desalinization plant.
•Expansion of PT Smelting's capacity by 30% to 1.3 million metric tons of copper concentrate per year, which is expected to be completed by the end of 2023. PT-FI is funding the cost of the expansion, estimated to approximate $250 million, with a loan that will convert to equity and increase PT-FI’s ownership in PT Smelting to a majority ownership interest upon project completion.
•Construction of a precious metals refinery (PMR) to process gold and silver from the Manyar smelter and PT Smelting at an estimated cost of $400 million. Construction is in progress with commissioning expected during 2024.
During first-quarter 2023, capital expenditures for the Manyar smelter and PMR (collectively, the Indonesia smelter projects) totaled $0.3 billion, and are expected to approximate $1.6 billion for the year 2023. Capital expenditures for the Indonesia smelter projects are being funded with proceeds received from PT-FI's April 2022 senior notes offering and availability under its revolving credit facility.
Export License. In March 2023, PT-FI received an extension of its export license through June 10, 2023. PT-FI's IUPK provides that exports may continue through 2023, subject to force majeure considerations. PT-FI is working with the Indonesia government to obtain approval to continue exports as required until the Manyar smelter and PMR are fully commissioned.
In March 2023, the Indonesia government verified that construction progress on the Manyar smelter exceeded 50%, allowing PT-FI to be relieved of the payment of export duties, which were previously 2.5%.

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Operating Data. Following is summary consolidated operating data for Indonesia mining:

	Three Months Ended March 31,
	2023	2022
Copper (millions of recoverable pounds)
Production	329	381
Sales	198	379
Average realized price per pound	$4.07	$4.69

Gold (thousands of recoverable ounces)
Production	402	412
Sales	266	406
Average realized price per ounce	$1,949	$1,920

Unit net cash credits per pound of copper[a]
Site production and delivery, excluding adjustments	$2.01	$1.41	[b]
Gold and silver credits	(2.84)	(2.17)
Treatment charges	0.37	0.25
Export duties[c]	0.09	0.21	[d]
Royalty on metals	0.29	0.24
Unit net cash credits	$(0.08)	$(0.06)
a.For a reconciliation of unit net cash credits per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X.
b.Excludes a charge totaling $0.11 per pound of copper associated with an administrative fine levied by the Indonesia government.
c.Reflects export duty rates of 2.5% in first-quarter 2023 and 5% in first-quarter 2022. As noted above, the Indonesia government verified that construction progress on the Manyar smelter exceeded 50%, and as such export duties were eliminated effective March 29, 2023.
d.Excludes a charge totaling $0.05 per pound of copper to reserve for exposure associated with export duties in prior periods.
On February 11, 2023, PT-FI’s operations were temporarily disrupted because of significant rainfall and landslides, which restricted access to infrastructure near its milling operations. After recovery activities and the clearing of debris, PT-FI resumed operations by the end of February 2023 and achieved a full recovery in March 2023. PT-FI's milling rates for ore extracted from its underground mines averaged 164,800 metric tons of ore per day in first-quarter 2023. PT-FI expects milling rates to average in excess of 200,000 metric tons of ore per day for the remainder of 2023.
PT-FI's consolidated sales of 198 million pounds of copper and 266 thousand ounces of gold in first-quarter 2023 were lower than first-quarter 2022 consolidated sales of 379 million pounds of copper and 406 thousand ounces of gold, primarily as a result of the timing of sales associated with the transition to a tolling arrangement with PT Smelting in 2023 and the impact of a temporary disruption of operations in February 2023 associated with the significant weather event.
Consolidated sales volumes from PT-FI are expected to approximate 1.5 billion pounds of copper and 1.8 million ounces of gold for the year 2023, net of a deferral of approximately 110 million pounds of copper and 140 thousand ounces of gold from mine production under tolling arrangements to be processed and sold as refined metal in future periods.
PT-FI's unit net cash credits (including gold and silver credits) of $0.08 per pound of copper in first-quarter 2023 were in line with unit net cash credits of $0.06 per pound in first-quarter 2022, reflecting higher gold and silver credits, mostly offset by lower sales volumes and higher treatment charges.
Assuming an average gold price $2,000 per ounce for the remainder of 2023 and achievement of current sales volumes and cost estimates, unit net cash credits (including gold and silver credits) for PT-FI are expected to approximate $0.15 per pound of copper for the year 2023. PT-FI's average unit net cash credits for the year 2023 would change by approximately $0.11 per pound of copper for each $100 per ounce change in the average price of gold for the remainder of 2023.

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Molybdenum Mines. FCX operates two wholly owned molybdenum mines in Colorado - the Climax open-pit mine and the Henderson underground mine. The Climax and Henderson mines produce high-purity, chemical-grade molybdenum concentrate, which is typically further processed into value-added molybdenum chemical products. The majority of the molybdenum concentrate produced at the Climax and Henderson mines and at FCX's North America and South America copper mines is processed at FCX's conversion facilities.
The Platts Metals Daily Molybdenum Dealer Oxide weekly average price for molybdenum averaged $32.78 per pound in first-quarter 2023, compared with $19.08 per pound in first-quarter 2022. The molybdenum price declined to approximately $21.50 per pound on April 20, 2023. Long-term market fundamentals are positive with favorable demand drivers and limited supply.
Operating and Development Activities. Production from the Molybdenum mines totaled 8 million pounds of molybdenum in first-quarter 2023 and was slightly higher than production of 7 million pounds of molybdenum in first-quarter 2022, primarily reflecting higher milling rates. FCX's consolidated molybdenum sales and average realized prices include sales of molybdenum produced at the Molybdenum mines and at FCX's North America and South America copper mines, which are presented on page 3.
Average unit net cash costs for the Molybdenum mines of $12.24 per pound of molybdenum in first-quarter 2023 were higher than average unit net cash costs of $10.89 per pound in first-quarter 2022, primarily reflecting increased contract labor and input costs, partly offset by higher sales volumes. Based on current sales volume and cost estimates, average unit net cash costs for the Molybdenum mines are expected to approximate $13.36 per pound of molybdenum for the year 2023.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX's consolidated financial statements, refer to the supplemental schedules, "Product Revenues and Production Costs," beginning on page X.
EXPLORATION
FCX's mining exploration activities are primarily associated with its existing mines, focusing on opportunities to expand reserves and resources to support development of additional future production capacity. Exploration results continue to indicate opportunities for significant future potential reserve additions at FCX's existing properties in North America and South America. Exploration expenditures for the year 2023 are expected to approximate $110 million, compared with $105 million in 2022. FCX plans to advance Lone Star and other opportunities at FCX's North America copper mines.
LIQUIDITY, CASH FLOWS, CASH AND DEBT
Liquidity. At March 31, 2023, FCX had $6.9 billion in consolidated cash and cash equivalents and $3.0 billion of availability under its revolving credit facility. In addition, PT-FI and Cerro Verde have $1.3 billion and $350 million, respectively, of availability under their respective revolving credit facilities.
Operating Cash Flows. FCX generated operating cash flows of $1.1 billion (net of $0.5 billion of working capital and other uses) in first-quarter 2023.
Based on current sales volume and cost estimates, and assuming average prices of $4.00 per pound of copper, $2,000 per ounce of gold and $18.00 per pound of molybdenum for the remainder of 2023, FCX's consolidated operating cash flows are estimated to approximate $7.0 billion (including $0.3 billion of working capital and other sources) for the year 2023. The impact of price changes for the remainder of 2023 on operating cash flows would approximate $315 million for each $0.10 per pound change in the average price of copper, $140 million for each $100 per ounce change in the average price of gold and $90 million for each $2 per pound change in the average price of molybdenum.
Capital Expenditures. Capital expenditures totaled $1.1 billion in first-quarter 2023 (including $0.4 billion for major mining projects and $0.3 billion for the Indonesia smelter projects).
Capital expenditures are expected to approximate $5.1 billion for the year 2023 (including $2.4 billion for major mining projects and $1.6 billion for the Indonesia smelter projects). Projected capital expenditures for major mining projects include $1.3 billion for planned projects primarily associated with underground mine development in the Grasberg minerals district and supporting mill and power capital costs and $1.1 billion for discretionary growth projects. Capital expenditures for the Indonesia smelter projects are being funded with the proceeds received from PT-FI's April 2022 senior notes offering and availability under PT-FI's revolving credit facility.

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Cash. Following is a summary of the U.S. and international components of consolidated cash and cash equivalents available to the parent company, excluding cash committed for the Indonesia smelter projects and net of noncontrolling interests' share, taxes and other costs at March 31, 2023 (in billions):

Cash at domestic companies	$3.4
Cash at international operations	3.5
Total consolidated cash and cash equivalents	6.9
Cash for Indonesia smelter projects	(1.5)	[a]
Noncontrolling interests' share	(1.0)
Cash, net of noncontrolling interests' share	4.4
Withholding taxes	(0.1)
Net cash available	$4.3
a.Estimated remaining net proceeds from PT-FI's April 2022 senior notes offerings.
Debt. Following is a summary of total debt and the weighted-average interest rates at March 31, 2023 (in billions, except percentages):

			Weighted- Average Interest Rate
Senior notes:
Issued by FCX	$6.2		4.9%
Issued by PT-FI	3.0		5.4%
Issued by Freeport Minerals Corporation	0.4		7.5%
Other	—	[a]	2.0%
Total debt	$9.6		5.1%
a.Rounds to less than $0.1 billion.
At March 31, 2023, there were no borrowings and $8 million in letters of credit issued under FCX's $3.0 billion revolving credit facility.
In March 2023, FCX repaid in full the outstanding principal balance of its 3.875% Senior Notes totaling $996 million at maturity.
FINANCIAL POLICY
FCX's financial policy is aligned with its strategic objectives of maintaining a strong balance sheet, providing cash returns to shareholders and advancing opportunities for future growth. The policy includes a base dividend and a performance-based payout framework, whereby up to 50% of available cash flows generated after planned capital spending and distributions to noncontrolling interests are allocated to shareholder returns and the balance to debt reduction and investments in value enhancing growth projects, subject to FCX maintaining its net debt at a level not to exceed the net debt target of $3.0 billion to $4.0 billion (excluding project debt for additional smelting capacity in Indonesia). The Board will review the structure of the performance-based payout framework at least annually.
At March 31, 2023, FCX's net debt, excluding net debt for the Indonesia smelter projects, totaled $1.3 billion. Refer to the supplemental schedule, "Net Debt," on page VII.
On March 22, 2023, FCX declared cash dividends totaling $0.15 per share on its common stock (which included a base cash dividend of $0.075 per share and a variable, performance-based cash dividend of $0.075 per share), which will be paid on May 1, 2023, to shareholders of record as of April 14, 2023. The declaration and payment of dividends (base or variable) is at the discretion of the Board, which will consider FCX's financial results, cash requirements, global economic conditions and other factors it deems relevant.
As of April 20, 2023, FCX has 1.43 billion shares of common stock outstanding and $3.2 billion is available under its share repurchase program. The timing and amount of share repurchases is at the discretion of management and will depend on a variety of factors. The share repurchase program may be modified, increased, suspended or terminated at any time at the Board’s discretion.

10

WEBCAST INFORMATION
A conference call with securities analysts to discuss FCX's first-quarter results is scheduled for today at 10:00 a.m. Eastern Time. The conference call will be broadcast on the internet along with slides. Interested parties may listen to the conference call live and view the slides by accessing fcx.com. A replay of the webcast will be available through Friday, May 19, 2023.
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FREEPORT: Foremost in Copper
FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world’s largest publicly traded copper producers.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; and significant mining operations in North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru.
By supplying responsibly produced copper, FCX is proud to be a positive contributor to the world well beyond its operational boundaries. Additional information about FCX is available on FCX's website at fcx.com.
Cautionary Statement: This press release contains forward-looking statements in which FCX discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as plans, projections, or expectations relating to business outlook, strategy, goals or targets; global market conditions; ore grades and milling rates; production and sales volumes; unit net cash costs and operating costs; capital expenditures; operating plans; cash flows; liquidity; PT-FI’s financing, construction and completion of additional domestic smelting capacity in Indonesia in accordance with the terms of its IUPK; extension of PT-FI's IUPK beyond 2041 and export permit beyond June 10, 2023; FCX’s commitment to deliver responsibly produced copper and molybdenum, including plans to implement, validate and maintain validation of its operating sites under specific frameworks; execution of FCX's energy and climate strategies and the underlying assumptions and estimated impacts on FCX’s business related thereto; achievement of 2030 climate targets and 2050 net zero aspiration; improvements in operating procedures and technology innovations; exploration efforts and results; development and production activities, rates and costs; future organic growth opportunities; tax rates; export quotas; the impact of copper, gold and molybdenum price changes; the impact of deferred intercompany profits on earnings; mineral reserve and mineral resource estimates; final resolution of settlements associated with ongoing legal proceedings; debt repurchases; and the ongoing implementation of FCX’s financial policy and future returns to shareholders, including dividend payments (base or variable) and share repurchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “could,” “to be,” “potential,” “assumptions,” “guidance,” “aspirations,” “future,” "commitments," "pursues," "initiatives," "objectives," "opportunities," "strategy" and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration and payment of dividends (base or variable), and timing and amount of any share repurchases is at the discretion of the Board and management, respectively, and is subject to a number of factors, including maintaining FCX’s net debt target, capital availability, FCX’s financial results, cash requirements, global economic conditions, changes in laws, contractual restrictions and other factors deemed relevant by the Board or management, as applicable. The share repurchase program may be modified, increased, suspended or terminated at any time at the Board’s discretion.
FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, supply of and demand for, and prices of the commodities FCX produces, primarily copper; price and availability of consumables and components FCX purchases as well as constraints on supply and logistics, and transportation services; changes in FCX’s cash requirements, financial position, financing or investment plans; changes in general market, economic, regulatory or industry conditions; reductions in liquidity and access to capital; changes in tax laws and regulations, including the impact of the Inflation Reduction Act; any major public health crisis; political and social risks, including the potential effects of violence in Indonesia, civil unrest in Peru, and relations with local communities and Indigenous Peoples; operational risks inherent in mining, with higher inherent risks in underground mining; mine sequencing; changes in mine plans or operational modifications, delays, deferrals or cancellations; production rates; timing of shipments; results of technical, economic or feasibility studies; potential inventory adjustments; potential impairment of long-lived mining assets; PT-FI's ability to export and sell copper concentrate and anode slimes; satisfaction of requirements in accordance with PT-FI’s IUPK to extend mining rights from 2031 through 2041; the Indonesia government’s approval of a deferred schedule for completion of additional domestic smelting capacity in Indonesia; discussions relating to the extension of PT-FI's IUPK beyond 2041; cybersecurity incidents; labor relations, including labor-related work stoppages and costs; compliance with applicable environmental, health and safety laws and regulations; weather- and climate-related risks; environmental risks, including availability of secure water supplies, and litigation results; FCX’s ability to comply with its responsible production commitments under specific frameworks and any changes to such frameworks and other factors described in more detail under the heading “Risk Factors” in FCX’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the U.S. Securities and Exchange Commission (SEC).
Investors are cautioned that many of the assumptions upon which FCX’s forward-looking statements are based are likely to change after the date the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs or technological solutions and innovation, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes.
This press release also contains financial measures such as net debt, adjusted net income and unit net cash costs per pound of copper and molybdenum, which are not recognized under U.S. generally accepted accounting principles. As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements are in the supplemental schedules of this press release.

11

Freeport-McMoRan Inc.
SELECTED OPERATING DATA

	Three Months Ended March 31,
	2023		2022	2023		2022
MINING OPERATIONS:	Production			Sales
COPPER (millions of recoverable pounds)
(FCX's net interest in %)
North America
Morenci (72%)[a]	143		154	142		166
Safford (100%)	63		69	64		71
Sierrita (100%)	43		52	42		52
Bagdad (100%)	34		34	36		42
Chino (100%)	36		28	35		32
Tyrone (100%)	13		14	13		15
Miami (100%)	3		3	3		3
Other (100%)	(3)		—	(3)		—
Total North America	332		354	332		381

South America
Cerro Verde (53.56%)	245		237	246		229
El Abra (51%)	59		37	56		35
Total South America	304		274	302		264

Indonesia
Grasberg (48.76%)[b]	329		381	198		379
Total	965		1,009	832	[c]	1,024	[c]
Less noncontrolling interests	311		199	243		194
Net	654		810	589		830

Average realized price per pound				$4.11		$4.66

GOLD (thousands of recoverable ounces)
(FCX's net interest in %)
North America (100%)	3		3	4		3
Indonesia (48.76%)[b]	402		412	266		406
Consolidated	405		415	270		409
Less noncontrolling interests	144	[d]	77	74	[d]	76
Net	261		338	196		333

Average realized price per ounce				$1,949		$1,920

MOLYBDENUM (millions of recoverable pounds)
(FCX's net interest in %)
Climax (100%)	5		4	N/A		N/A
Henderson (100%)	3		3	N/A		N/A
North America copper mines (100%)[a]	7		7	N/A		N/A
Cerro Verde (53.56%)	6		7	N/A		N/A
Consolidated	21		21	19		19
Less noncontrolling interests	2		3	2		2
Net	19		18	17		17

Average realized price per pound				$30.32		$19.30

a. Amounts are net of Morenci's joint venture partners' undivided interests.

b. Beginning January 1, 2023, FCX’s economic interest in PT Freeport Indonesia (PT-FI) is 48.76%. Prior to January 1, 2023, FCX's economic interest in PT-FI approximated 81%.

c. Consolidated sales volumes exclude purchased copper of 48 million pounds in first-quarter 2023 and 15 million pounds in first-quarter 2022.
d. Includes approximately 190 thousand ounces of gold production and sales volumes attributed to PT Mineral Industri Indonesia's approximate 19% economic interest in accordance with the PT-FI shareholders agreement.

I

Freeport-McMoRan Inc.
SELECTED OPERATING DATA (continued)

	Three Months Ended March 31,
	2023	2022
100% North America Copper Mines
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	613,200	708,600
Average copper ore grade (%)	0.27	0.28
Copper production (millions of recoverable pounds)	234	245

Mill Operations
Ore milled (metric tons per day)	297,500	291,400
Average ore grades (%):
Copper	0.34	0.36
Molybdenum	0.02	0.02
Copper recovery rate (%)	80.4	80.9
Production (millions of recoverable pounds):
Copper	154	169
Molybdenum	8	8

100% South America Mining
Leach Operations
Leach ore placed in stockpiles (metric tons per day)	203,900	139,800
Average copper ore grade (%)	0.33	0.36
Copper production (millions of recoverable pounds)	86	61

Mill Operations
Ore milled (metric tons per day)	405,100	394,400
Average ore grades (%):
Copper	0.34	0.33
Molybdenum	0.01	0.02
Copper recovery rate (%)	83.9	86.6
Production (millions of recoverable pounds):
Copper	218	213
Molybdenum	6	7

100% Indonesia Mining
Ore extracted and milled (metric tons per day):
Grasberg Block Cave underground mine	89,700	100,400
Deep Mill Level Zone underground mine	70,000	78,400
Big Gossan underground mine	7,000	7,700
Other adjustments	(1,900)	—
Total	164,800	186,500
Average ore grades:
Copper (%)	1.17	1.23
Gold (grams per metric ton)	1.07	1.03
Recovery rates (%):
Copper	90.3	89.4
Gold	78.2	77.2
Production (recoverable):
Copper (millions of pounds)	329	381
Gold (thousands of ounces)	402	412

100% Molybdenum Mines
Ore milled (metric tons per day)	27,300	22,700
Average molybdenum ore grade (%)	0.17	0.18
Molybdenum production (millions of recoverable pounds)	8	7

II

Freeport-McMoRan Inc.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended
	March 31,
	2023		2022
	(In Millions, Except Per Share Amounts)
Revenues[a]	$5,389		$6,603	[b]
Cost of sales:
Production and delivery[c,d]	3,165		3,150
Depreciation, depletion and amortization	399		489
Total cost of sales	3,564		3,639
Selling, general and administrative expenses	126		115
Mining exploration and research expenses	31		24
Environmental obligations and shutdown costs	67		16
Total costs and expenses	3,788		3,794
Operating income	1,601		2,809
Interest expense, net[e]	(151)	[d]	(127)
Other income, net	88	[d]	31
Income before income taxes and equity in affiliated companies' net earnings	1,538		2,713
Provision for income taxes[f]	(499)		(824)
Equity in affiliated companies' net earnings	10		15
Net income	1,049		1,904
Net income attributable to noncontrolling interests	(386)		(377)
Net income attributable to common stockholders[g]	$663		$1,527

Diluted net income per share attributable to common stock	$0.46		$1.04

Diluted weighted-average common shares outstanding	1,443		1,469

Dividends declared per share of common stock	$0.15		$0.15

a.Includes adjustments to provisionally priced concentrate and cathode sales. For a summary of adjustments to provisionally priced copper sales, refer to the supplemental schedule, "Derivative Instruments," beginning on page VII.
b.Includes an $18 million charge at PT-FI associated with exposure for additional export duties for prior periods, which is included in the supplemental schedule, "Adjusted Net Income," on page VI.
c.FCX is engaged in various studies associated with potential future expansion projects primarily at its mining operations. Production and delivery costs include charges for these feasibility and optimization studies totaling $50 million in first-quarter 2023 and $20 million in first-quarter 2022.
d.Includes other net charges totaling $54 million in first-quarter 2023 and $43 million in first-quarter 2022, which are summarized in the supplemental schedule, "Adjusted Net Income," on page VI.
e.Consolidated interest costs (before capitalization) totaled $207 million in first-quarter 2023 and $153 million in first-quarter 2022. Higher interest costs in first-quarter 2023, compared to first-quarter 2022, primarily reflect the issuance of $3.0 billion of senior notes by PT-FI in April 2022.
f.For a summary of FCX's income taxes, refer to the supplemental schedule, "Income Taxes," beginning on page VI.
g.FCX defers recognizing profits on intercompany sales until final sales to third parties occur. For a summary of net impacts from changes in these deferrals, refer to the supplemental schedule, "Deferred Profits," on page VIII.
III

Freeport-McMoRan Inc.
CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31,	December 31,
	2023	2022
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$6,852	$8,146
Trade accounts receivable	1,134	1,336
Income and other tax receivables	550	459
Inventories:
Materials and supplies, net	2,056	1,964
Mill and leach stockpiles	1,440	1,383
Product	2,241	1,833
Other current assets	473	492
Total current assets	14,746	15,613
Property, plant, equipment and mine development costs, net	33,159	32,627
Long-term mill and leach stockpiles	1,235	1,252
Other assets	1,769	1,601
Total assets	$50,909	$51,093

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,836	$4,027
Accrued income taxes	846	744
Current portion of environmental and asset retirement obligations	333	320
Dividends payable	217	217
Current portion of debt	49	1,037
Total current liabilities	5,281	6,345
Long-term debt, less current portion	9,586	9,583
Environmental and asset retirement obligations, less current portion	4,493	4,463
Deferred income taxes	4,305	4,269
Other liabilities	1,596	1,562
Total liabilities	25,261	26,222

Equity:
Stockholders' equity:
Common stock	162	161
Capital in excess of par value	25,227	25,322
Accumulated deficit	(3,244)	(3,907)
Accumulated other comprehensive loss	(319)	(320)
Common stock held in treasury	(5,769)	(5,701)
Total stockholders' equity	16,057	15,555
Noncontrolling interests	9,591	9,316
Total equity	25,648	24,871
Total liabilities and equity	$50,909	$51,093

IV

Freeport-McMoRan Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 31,
	2023	2022
	(In Millions)
Cash flow from operating activities:
Net income	$1,049	$1,904
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	399	489
Stock-based compensation	53	49
Net charges for environmental and asset retirement obligations, including accretion	117	55
Payments for environmental and asset retirement obligations	(60)	(55)
Net charges for defined pension and postretirement plans	16	10
Pension plan contributions	(2)	(25)
Deferred income taxes	35	48
Change in deferred profit on sales to PT Smelting	(112)	53
Other, net	22	(26)
Changes in working capital and other:
Accounts receivable	157	(222)
Inventories	(457)	47
Other current assets	(20)	19
Accounts payable and accrued liabilities	(303)	(519)
Accrued income taxes and timing of other tax payments	156	(136)
Net cash provided by operating activities	1,050	1,691

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(196)	(130)
South America	(100)	(56)
Indonesia mining	(449)	(379)
Indonesia smelter projects	(323)	(130)
Molybdenum mines	(9)	(1)
Other	(44)	(27)
Loans to PT Smelting for expansion	(23)	(9)
Other, net	(20)	18
Net cash used in investing activities	(1,164)	(714)

Cash flow from financing activities:
Proceeds from debt	284	604
Repayments of debt	(1,273)	(434)
Cash dividends and distributions paid:
Common stock	(217)	(220)
Noncontrolling interests	—	(204)
Treasury stock purchases	—	(541)
Contributions from noncontrolling interests	50	47
Proceeds from exercised stock options	31	101
Payments for withholding of employee taxes related to stock-based awards	(47)	(55)
Other, net	—	(1)
Net cash used in financing activities	(1,172)	(703)

Net (decrease) increase in cash, cash equivalents, restricted cash and restricted cash equivalents	(1,286)	274
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of year	8,390	8,314
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period[a]	$7,104	$8,588
a.Includes restricted cash and cash equivalents of $252 million at March 31, 2023, and $250 million at March 31, 2022.
V

Freeport-McMoRan Inc.
ADJUSTED NET INCOME
FCX believes adjusted net income provides investors and others with information about FCX's recurring operating performance. This information differs from net income attributable to common stock determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. FCX's adjusted net income, which may not be comparable to similarly titled measures reported by other companies, follows (in millions, except per share amounts).

	Three Months Ended March 31,
	2023					2022
	Pre-tax		After-tax[a]	Per Share		Pre-tax		After-tax[a]	Per Share
Net income attributable to common stock	N/A		$663	$0.46		N/A		$1,527	$1.04

Net adjustments to environmental obligations	$(56)		$(56)	$(0.04)		$—		$—	$—
PT-FI prior period export duties	—		—	—		(18)		(9)	(0.01)
Other net charges	(54)	[b]	(38)	(0.03)		(43)	[c]	(29)	(0.02)
	$(110)		$(94)	$(0.06)	[d]	$(61)		$(38)	$(0.03)

Adjusted net income attributable to common stock	N/A		$757	$0.52		N/A		$1,565	$1.07

a.Reflects impact to FCX's net income attributable to common stock (i.e., net of any taxes and noncontrolling interests).
b.Reflects net charges primarily associated with (i) asset impairments and contract cancellation costs in North America recorded to production and delivery ($24 million) and (ii) contested tax matters recorded to interest expense, net ($26 million) and other income, net ($4 million).
c.Reflects net charges recorded to production and delivery associated with contested matters at PT-FI (including historical tax audits and an administrative fine levied by the Indonesia government), asset retirement obligation adjustments and contract cancellation costs.
d.Does not foot because of rounding.

INCOME TAXES
Following is a summary of the approximate amounts used in the calculation of FCX's consolidated income tax provision (in millions, except percentages):

	Three Months Ended March 31,
	2023				2022
				Income Tax				Income Tax
	Income	Effective		(Provision)	Income	Effective		(Provision)
	(Loss)[a]	Tax Rate		Benefit	(Loss)[a]	Tax Rate		Benefit
U.S.[b]	$213	—%	[c]	$4	$552	—%	[c]	$(2)
South America	499	39%		(194)	612	39%		(241)
Indonesia	887	37%		(330)	1,512	39%		(586)
Eliminations and other	(61)	N/A		22	37	N/A		(10)
Rate adjustment[d]	—	N/A		(1)	—	N/A		15
Continuing operations	$1,538	32%		$(499)	$2,713	30%		$(824)

a.Represents income before income taxes and equity in affiliated companies' net earnings.
b.In addition to FCX's North America mining operations, the U.S. jurisdiction reflects corporate-level expenses, which include interest expense associated with senior notes, general and administrative expenses, and environmental obligations and shutdown costs.
c.Includes valuation allowance release on prior year unbenefited net operating losses (NOLs). See below for discussion of the provisions of the U.S. Inflation Reduction Act of 2022 (the Act).
d.In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes equal to its consolidated tax rate.
In August 2022, the Act was signed into law, which includes, among other provisions, a new Corporate Alternative Minimum Tax (CAMT) of 15% on the adjusted financial statement income (AFSI) of corporations with average AFSI exceeding $1.0 billion over a three-year period. The provisions of the Act became applicable to FCX on January 1, 2023. As limited guidance related to how the CAMT provisions of the Act should be applied or otherwise administered has been released by the U.S. Department of the Treasury (the Treasury), uncertainty remains regarding the application of and potential adjustments to the CAMT. FCX has made interpretations of certain provisions of the Act, and based on these interpretations, determined that the provisions of the Act did not impact FCX’s first-quarter 2023 financial results. However, future guidance released by the Treasury may differ from FCX’s interpretations, which could be material and may limit FCX's ability to benefit from its U.S. NOLs.
VI

Freeport-McMoRan Inc.
INCOME TAXES (continued)
Assuming achievement of current sales volume and cost estimates and average prices of $4.00 per pound for copper, $2,000 per ounce for gold and $18.00 per pound for molybdenum for the remainder of 2023, FCX estimates its consolidated effective tax rate for the year 2023 would approximate 34%. Changes in projected sales volumes and average prices during 2023 would incur tax impacts at estimated effective rates of 40% for Peru, 36% for Indonesia and 0% for the U.S., which excludes any impact from the Act. FCX’s projected estimated effective tax rate of 0% for the U.S. for the year 2023 may be adjusted as additional guidance is released by the Treasury on key provisions of the Act, including guidance on the CAMT.

NET DEBT
FCX believes that net debt, which FCX defines as consolidated debt less consolidated cash and cash equivalents, provides investors with information related to the performance-based payout framework in FCX’s financial policy, which requires achievement of a net debt target in the range of $3 billion to $4 billion (excluding net project debt for additional smelting capacity in Indonesia). This information differs from consolidated debt determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for consolidated debt determined in accordance with U.S. GAAP. FCX's net debt, which may not be comparable to similarly titled measures reported by other companies, follows (in billions):

	As of March 31, 2023		As of December 31, 2022
Current portion of debt	$—	[a]	$1.0
Long-term debt, less current portion	9.6		9.6
Consolidated debt	9.6		10.6
Less: consolidated cash and cash equivalents	6.9		8.1
FCX net debt	2.8	[b]	2.5
Less: net debt for Indonesia smelter projects[c]	1.5		1.2
FCX net debt, excluding Indonesia smelter projects	$1.3		$1.3
a.Rounds to less than $0.1 billion
b.Does not foot because of rounding.
c.Includes consolidated debt of $3.0 billion and consolidated cash and cash equivalents of $1.5 billion as of March 31, 2023, and consolidated debt of $3.0 billion and consolidated cash and cash equivalents of $1.8 billion as of December 31, 2022.

DERIVATIVE INSTRUMENTS
For the three months ended March 31, 2023, FCX's mined copper was sold 53% in concentrate, 22% as cathode and 25% as rod from North America operations. All of FCX's copper concentrate and some cathode sales contracts provide final copper pricing in a specified future month (generally one to four months from the shipment date) based primarily on quoted London Metal Exchange (LME) monthly average copper prices. FCX records revenues and invoices customers at the time of shipment based on then-current LME prices, which results in an embedded derivative on provisionally priced concentrate and cathode sales that is adjusted to fair value through earnings each period, using the period-end forward prices, until final pricing on the date of settlement. LME copper settlement prices averaged $4.05 per pound during first-quarter 2023 and settled at $4.05 per pound on March 31, 2023. Because a portion of FCX's copper concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a determinant of the average recorded copper price for the period. FCX's average realized copper price was $4.11 per pound in first-quarter 2023.
Following is a summary of the adjustments to prior period and current period provisionally priced copper sales (in millions, except per share amounts):

	Three Months Ended March 31,
	2023			2022
	Prior Period[a]	Current Period[b]	Total	Prior Period[a]	Current Period[b]	Total
Revenues	$210	$21	$231	$102	$116	$218
Net income attributable to common stock	$72	$7	$79	$42	$48	$90
Net income per share of common stock	$0.05	$—	$0.05	$0.03	$0.03	$0.06
a.Reflects adjustments to provisionally priced copper sales at December 31, 2022 and 2021.
b.Reflects adjustments to provisionally priced copper sales during the three months ended March 31, 2023 and 2022.

At March 31, 2023, FCX had provisionally priced copper sales at its copper mining operations totaling 262 million pounds of copper (net of intercompany sales and noncontrolling interests) recorded at an average price of $4.08 per pound, subject to final pricing over the next several months. FCX estimates that each $0.05 change in the
VII

Freeport-McMoRan Inc.
DERIVATIVE INSTRUMENTS (continued)
price realized from the quarter-end provisional price would have an approximate $24 million effect on 2023 revenues ($8 million to net income attributable to common stock). The LME copper price settled at $4.03 per pound on April 20, 2023.
Beginning on January 1, 2023, PT-FI's commercial arrangement with PT Smelting converted from a concentrate sales agreement to a tolling arrangement. Under this arrangement, PT-FI pays PT Smelting a tolling fee to smelt and refine its concentrate and PT-FI retains title to all products for sale to third parties (i.e., there are no further sales to PT Smelting). PT-FI’s sale of copper cathodes under the tolling arrangement are priced in the month of shipment and are not subject to provisional pricing.

DEFERRED PROFITS
FCX defers recognizing profits on sales from its mining operations to Atlantic Copper and, through December 31, 2022, on 39.5% of PT-FI's sales to PT Smelting (PT-FI's 39.5% owned Indonesia smelting unit) until final sales to third parties occur. Changes in these deferrals attributable to variability in intercompany volumes resulted in net additions to operating income totaling $111 million ($48 million to net income attributable to common stock) in first-quarter 2023 and $46 million ($23 million to net income attributable to common stock) in first-quarter 2022. FCX's net deferred profits on its inventories at Atlantic Copper to be recognized in future periods' operating income totaled $51 million at March 31, 2023. Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX's net deferred profits and quarterly earnings.
While the new tolling agreement with PT Smelting does not significantly change PT-FI's economics, it impacted the timing of PT-FI's first-quarter 2023 sales and working capital requirements. PT-FI's first-quarter 2023 production exceeded its sales primarily associated with the deferral of mine production under the tolling arrangement that will be processed and sold as refined metal in future periods.

NONCONTROLLING INTERESTS
Net income attributable to noncontrolling interests is primarily associated with PT-FI, Cerro Verde and El Abra and totaled $386 million in first-quarter 2023 (which represented 25% of FCX's consolidated income before income taxes). Refer to Business Segments below for net income attributable to noncontrolling interests for each of FCX's business segments. As noted above, FCX’s economic interest in PT-FI approximated 81% through 2022, and beginning January 1, 2023, FCX's economic interest in PT-FI is 48.76% (with the exception of approximately 190 thousand ounces of first-quarter 2023 gold sales volumes that were attributed approximately 81% to FCX in accordance with the PT-FI shareholder agreement). Based on current sales volume and cost estimates and assuming average prices of $4.00 per pound for copper, $2,000 per ounce for gold and $18.00 per pound for molybdenum, net income attributable to noncontrolling interests is estimated to approximate $2.2 billion for the year 2023 (which would represent 30% of our consolidated income before income taxes). The actual amount will depend on many factors, including relative performance of each business segment, commodity prices, costs and other factors.

BUSINESS SEGMENTS
FCX has organized its mining operations into four primary divisions – North America copper mines, South America mining, Indonesia mining and Molybdenum mines, and operating segments that meet certain thresholds are reportable segments. Separately disclosed in the following tables are FCX's reportable segments, which include the Morenci and Cerro Verde copper mines, the Grasberg minerals district (Indonesia Mining), the Rod & Refining operations and Atlantic Copper Smelting & Refining.
Intersegment sales between FCX’s business segments are based on terms similar to arms-length transactions with third parties at the time of the sale. Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, the timing of sales to unaffiliated customers and transportation premiums.
FCX allocates certain operating costs, expenses and capital expenditures to its operating divisions and individual segments. However, not all costs and expenses applicable to an operation are allocated. U.S. federal and state income taxes are recorded and managed at the corporate level (included in Corporate, Other & Eliminations), whereas foreign income taxes are recorded and managed at the applicable country level. In addition, most mining exploration and research activities are managed on a consolidated basis, and those costs along with some selling, general and administrative costs, are not allocated to the operating divisions or individual segments. Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.
VIII

Freeport-McMoRan Inc.
BUSINESS SEGMENTS (continued)

(In millions)
											Atlantic	Corporate,
	North America Copper Mines			South America Mining							Copper	Other
				Cerro			Indonesia		Molybdenum	Rod &	Smelting	& Elimi-		FCX
	Morenci	Other	Total	Verde	Other	Total	Mining		Mines	Refining	& Refining	nations		Total
Three Months Ended March 31, 2023
Revenues:
Unaffiliated customers	$32	$97	$129	$958	$234	$1,192	$1,199	[a]	$—	$1,523	$749	$597	[b]	$5,389
Intersegment	593	948	1,541	244	—	244	169		223	6	7	(2,190)		—
Production and delivery	381	781	1,162	620	187	807	335		96	1,527	734	(1,496)		3,165
Depreciation, depletion and amortization	43	60	103	91	16	107	148		20	1	7	13		399
Selling, general and administrative expenses	—	1	1	2	—	2	28		—	—	8	87		126
Mining exploration and research expenses	—	—	—	—	—	—	—		—	—	—	31		31
Environmental obligations and shutdown costs	—	21	21	—	—	—	—		—	—	—	46		67
Operating income (loss)	201	182	383	489	31	520	857		107	1	7	(274)		1,601

Interest expense, net	—	—	—	29	—	29	9		—	—	6	107		151
Provision for (benefit from) income taxes	—	—	—	187	7	194	330		—	—	—	(25)		499
Net income attributable to noncontrolling interests	—	—	—	140	18	158	271	[c]	—	—	—	(43)		386
Total assets at March 31, 2023	3,142	5,668	8,810	8,612	1,871	10,483	21,046		1,707	221	1,152	7,490		50,909
Capital expenditures	56	140	196	61	39	100	449		9	5	12	350	[d]	1,121

Three Months Ended March 31, 2022
Revenues:
Unaffiliated customers	$90	$55	$145	$1,106	$160	$1,266	$2,326	[a]	$—	$1,743	$718	$405	[b]	$6,603
Intersegment	711	1,095	1,806	108	—	108	78		128	9	—	(2,129)		—
Production and delivery	363	655	1,018	558	112	670	626		75	1,754	722	(1,715)		3,150
Depreciation, depletion and amortization	44	61	105	87	10	97	248		16	1	6	16		489
Selling, general and administrative expenses	—	1	1	2	—	2	27		—	—	8	77		115
Mining exploration and research expenses	—	—	—	—	—	—	—		—	—	—	24		24
Environmental obligations and shutdown costs	—	—	—	—	—	—	—		—	—	—	16		16
Operating income (loss)	394	433	827	567	38	605	1,503		37	(3)	(18)	(142)		2,809

Interest expense, net	—	—	—	3	—	3	2		—	—	2	120		127
Provision for (benefit from) income taxes	—	—	—	227	14	241	586		—	—	—	(3)		824
Net income attributable to noncontrolling interests	—	—	—	168	6	174	190	[c]	—	—	—	13		377
Total assets at March 31, 2022	2,773	5,284	8,057	8,678	1,925	10,603	19,338		1,702	299	1,045	7,788		48,832
Capital expenditures	73	57	130	33	23	56	379		1	2	11	144	[d]	723
a.Includes PT-FI sales to PT Smelting totaling $27 million in first-quarter 2023 (reflecting adjustments to prior period provisionally priced concentrate sales) and $917 million in first-quarter 2022. Beginning January 1, 2023, there are no sales from PT-FI to PT Smelting (refer to above discussion of the tolling arrangement between PT-FI and PT Smelting).
b.Includes revenues from FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.
c.Beginning January 1, 2023, FCX’s economic and equity ownership interest in PT-FI is 48.76%. Prior to January 1, 2023, FCX's economic interest in PT-FI approximated 81%. In 2023, the attribution of PT-FI’s net income is based on equity ownership percentages, except for the net income attributable to approximately 190 thousand ounces of gold sales in first-quarter 2023 in accordance with the PT-FI shareholders agreement.
d.Primarily includes capital expenditures for the Indonesia smelter projects.

IX

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS

Unit net cash costs (credits) per pound of copper and molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX's mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. These measures are presented by other metals mining companies, although FCX's measures may not be comparable to similarly titled measures reported by other companies.
FCX presents gross profit per pound of copper in the following tables using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX's costs to revenues from the copper, gold, molybdenum and other metals it produces and (iv) it is the method used by FCX's management and Board of Directors to monitor FCX's mining operations and to compare mining operations in certain industry publications. In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX's metals sales volumes and realized prices change.
FCX shows revenue adjustments for prior period open sales as a separate line item. Because these adjustments do not result from current period sales, these amounts have been reflected separately from revenues on current period sales. Noncash and other costs, net which are removed from site production and delivery costs in the calculation of unit net cash costs (credits), consist of items such as stock-based compensation costs, long-lived asset impairments, idle facility costs, feasibility and optimization study costs, restructuring and/or unusual charges. As discussed above, gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method. The following schedules are presentations under both the by-product and co-product methods together with reconciliations to amounts reported in FCX's consolidated financial statements.
X

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2023
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,394		$1,394	$212	$36	$1,642
Site production and delivery, before net noncash and other costs shown below	976		850	149	27	1,026
By-product credits	(198)		—	—	—	—
Treatment charges	42		40	—	2	42
Net cash costs	820		890	149	29	1,068
Depreciation, depletion and amortization (DD&A)	102		90	10	2	102
Noncash and other costs, net	76	[c]	63	12	1	76
Total costs	998		1,043	171	32	1,246
Other revenue adjustments, primarily for pricing on prior period open sales	15		15	—	—	15
Gross profit	$411		$366	$41	$4	$411

Copper sales (millions of recoverable pounds)	335		335
Molybdenum sales (millions of recoverable pounds)[a]				7

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$4.16		$4.16	$28.35
Site production and delivery, before net noncash and other costs shown below	2.91		2.54	19.85
By-product credits	(0.59)		—	—
Treatment charges	0.13		0.12	—
Unit net cash costs	2.45		2.66	19.85
DD&A	0.31		0.27	1.36
Noncash and other costs, net	0.22	[c]	0.18	1.60
Total unit costs	2.98		3.11	22.81
Other revenue adjustments, primarily for pricing on prior period open sales	0.04		0.04	—
Gross profit per pound	$1.22		$1.09	$5.54

Reconciliation to Amounts Reported

			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,642		$1,026	$102
Treatment charges	(6)		36	—
Noncash and other costs, net	—		76	—
Other revenue adjustments, primarily for pricing on prior period open sales	15		—	—
Eliminations and other	19		24	1
North America copper mines	1,670		1,162	103
Other mining[d]	5,312		3,499	283
Corporate, other & eliminations	(1,593)		(1,496)	13
As reported in FCX's consolidated financial statements	$5,389		$3,165	$399

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $27 million ($0.08 per pound of copper) for feasibility and optimization studies.
d.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page VIII.
XI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2022
(In millions)	By-Product		Co-Product Method
	Method		Copper	Molybdenum[a]	Other[b]	Total
Revenues, excluding adjustments	$1,763		$1,763	$138	$27	$1,928
Site production and delivery, before net noncash and other costs shown below	908		839	84	17	940
By-product credits	(133)		—	—	—	—
Treatment charges	36		35	—	1	36
Net cash costs	811		874	84	18	976
DD&A	105		96	7	2	105
Noncash and other costs, net	28	[c]	27	1	—	28
Total costs	944		997	92	20	1,109
Other revenue adjustments, primarily for pricing on prior period open sales	11		11	—	—	11
Gross profit	$830		$777	$46	$7	$830

Copper sales (millions of recoverable pounds)	381		381
Molybdenum sales (millions of recoverable pounds)[a]				7

Gross profit per pound of copper/molybdenum:

Revenues, excluding adjustments	$4.62		$4.62	$17.97
Site production and delivery, before net noncash and other costs shown below	2.38		2.20	10.95
By-product credits	(0.34)		—	—
Treatment charges	0.09		0.09	—
Unit net cash costs	2.13		2.29	10.95
DD&A	0.27		0.25	0.88
Noncash and other costs, net	0.07	[c]	0.07	0.14
Total unit costs	2.47		2.61	11.97
Other revenue adjustments, primarily for pricing on prior period open sales	0.03		0.03	—
Gross profit per pound	$2.18		$2.04	$6.00

Reconciliation to Amounts Reported

			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,928		$940	$105
Treatment charges	(4)		32	—
Noncash and other costs, net	—		28	—
Other revenue adjustments, primarily for pricing on prior period open sales	11		—	—
Eliminations and other	16		18	—
North America copper mines	1,951		1,018	105
Other mining[d]	6,376		3,847	368
Corporate, other & eliminations	(1,724)		(1,715)	16
As reported in FCX's consolidated financial statements	$6,603		$3,150	$489

a.Reflects sales of molybdenum produced by certain of the North America copper mines to FCX's molybdenum sales company at market-based pricing.
b.Includes gold and silver product revenues and production costs.
c.Includes charges totaling $8 million ($0.02 per pound of copper) for feasibility and optimization studies.
d.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page VIII.

XII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2023
(In millions)	By-Product		Co-Product Method
	Method		Copper	Other[a]	Total
Revenues, excluding adjustments	$1,230		$1,230	$176	$1,406
Site production and delivery, before net noncash and other costs shown below	767		684	99	783
By-product credits	(160)		—	—	—
Treatment charges	55		55	—	55
Royalty on metals	2		2	—	2
Net cash costs	664		741	99	840
DD&A	107		93	14	107
Noncash and other costs, net	26	[c]	23	3	26
Total costs	797		857	116	973
Other revenue adjustments, primarily for pricing on prior period open sales	88		88	—	88
Gross profit	$521		$461	$60	$521

Copper sales (millions of recoverable pounds)	302		302

Gross profit per pound of copper:

Revenues, excluding adjustments	$4.08		$4.08
Site production and delivery, before net noncash and other costs shown below	2.54		2.27
By-product credits	(0.53)		—
Treatment charges	0.18		0.18
Royalty on metals	0.01		0.01
Unit net cash costs	2.20		2.46
DD&A	0.35		0.31
Noncash and other costs, net	0.09	[c]	0.07
Total unit costs	2.64		2.84
Other revenue adjustments, primarily for pricing on prior period open sales	0.29		0.29
Gross profit per pound	$1.73		$1.53

Reconciliation to Amounts Reported

			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,406		$783	$107
Treatment charges	(55)		—	—
Royalty on metals	(2)		—	—
Noncash and other costs, net	—		26	—
Other revenue adjustments, primarily for pricing on prior period open sales	88		—	—
Eliminations and other	(1)		(2)	—
South America mining	1,436		807	107
Other mining[b]	5,546		3,854	279
Corporate, other & eliminations	(1,593)		(1,496)	13
As reported in FCX's consolidated financial statements	$5,389		$3,165	$399

a.Includes silver sales of 1.0 million ounces ($23.41 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page VIII.
c.Includes charges totaling $9 million ($0.03 per pound of copper) for feasibility studies.
XIII

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues, Production Costs and Unit Net Cash Costs

Three Months Ended March 31, 2022
(In millions)	By-Product	Co-Product Method
	Method	Copper	Other[a]	Total
Revenues, excluding adjustments	$1,236	$1,236	$125	$1,361
Site production and delivery, before net noncash and other costs shown below	640	587	67	654
By-product credits	(111)	—	—	—
Treatment charges	39	39	—	39
Royalty on metals	3	3	—	3
Net cash costs	571	629	67	696
DD&A	97	88	9	97
Noncash and other costs, net	17	16	1	17
Total costs	685	733	77	810
Other revenue adjustments, primarily for pricing on prior period open sales	55	55	—	55
Gross profit	$606	$558	$48	$606

Copper sales (millions of recoverable pounds)	264	264

Gross profit per pound of copper:

Revenues, excluding adjustments	$4.69	$4.69
Site production and delivery, before net noncash and other costs shown below	2.43	2.22
By-product credits	(0.43)	—
Treatment charges	0.15	0.15
Royalty on metals	0.01	0.01
Unit net cash costs	2.16	2.38
DD&A	0.37	0.33
Noncash and other costs, net	0.07	0.07
Total unit costs	2.60	2.78
Other revenue adjustments, primarily for pricing on prior period open sales	0.21	0.21
Gross profit per pound	$2.30	$2.12

Reconciliation to Amounts Reported

		Production
	Revenues	and Delivery	DD&A
Totals presented above	$1,361	$654	$97
Treatment charges	(39)	—	—
Royalty on metals	(3)	—	—
Noncash and other costs, net	—	17	—
Other revenue adjustments, primarily for pricing on prior period open sales	55	—	—
Eliminations and other	—	(1)	—
South America mining	1,374	670	97
Other mining[b]	6,953	4,195	376
Corporate, other & eliminations	(1,724)	(1,715)	16
As reported in FCX's consolidated financial statements	$6,603	$3,150	$489

a.Includes silver sales of 1.0 million ounces ($23.36 per ounce average realized price). Also reflects sales of molybdenum produced by Cerro Verde to FCX's molybdenum sales company at market-based pricing.
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page VIII.

XIV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash (Credits) Costs

Three Months Ended March 31, 2023
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$806		$806	$518	$28	$1,352
Site production and delivery, before net noncash and other costs shown below	399		238	153	8	399
Gold and silver credits	(563)		—	—	—	—
Treatment charges	74		44	28	2	74
Export duties	17		10	7	—	17
Royalty on metals	58		37	20	1	58
Net cash (credits) costs	(15)		329	208	11	548
DD&A	148		88	57	3	148
Noncash and other costs, net	30	[b]	18	11	1	30
Total costs	163		435	276	15	726
Other revenue adjustments, primarily for pricing on prior period open sales	126		126	17	—	143
PT Smelting intercompany profit	112		67	43	2	112
Gross profit	$881		$564	$302	$15	$881

Copper sales (millions of recoverable pounds)	198		198
Gold sales (thousands of recoverable ounces)				266

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$4.07		$4.07	$1,949
Site production and delivery, before net noncash and other costs shown below	2.01		1.20	574
Gold and silver credits	(2.84)		—	—
Treatment charges	0.37		0.22	106
Export duties	0.09		0.05	25
Royalty on metals	0.29		0.19	76
Unit net cash (credits) costs	(0.08)		1.66	781
DD&A	0.75		0.45	214
Noncash and other costs, net	0.16	[b]	0.09	43
Total unit costs	0.83		2.20	1,038
Other revenue adjustments, primarily for pricing on prior period open sales	0.64		0.64	65
PT Smelting intercompany profit	0.56		0.34	162
Gross profit per pound/ounce	$4.44		$2.85	$1,138

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$1,352		$399	$148
Treatment charges	(52)		22	—
Export duties	(17)		—	—
Royalty on metals	(58)		—	—
Noncash and other costs, net	—		30	—
Other revenue adjustments, primarily for pricing on prior period open sales	143		—	—
PT Smelting intercompany profit	—		(112)	—
Eliminations and other	—		(4)	—
Indonesia mining	1,368		335	148
Other mining[c]	5,614		4,326	238
Corporate, other & eliminations	(1,593)		(1,496)	13
As reported in FCX's consolidated financial statements	$5,389		$3,165	$399

a.Includes silver sales of 0.9 million ounces ($23.29 per ounce average realized price).
b.Includes charges totaling $13 million ($0.07 per pound of copper) for feasibility and optimization studies.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page VIII.

XV

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues, Production Costs and Unit Net Cash (Credits) Costs

Three Months Ended March 31, 2022
(In millions)	By-Product		Co-Product Method
	Method		Copper	Gold	Silver[a]	Total
Revenues, excluding adjustments	$1,778		$1,778	$780	$38	$2,596
Site production and delivery, before net noncash and other costs shown below	534		366	160	8	534
Gold and silver credits	(821)		—	—	—	—
Treatment charges	93		64	28	1	93
Export duties	79		54	24	1	79
Royalty on metals	92		63	28	1	92
Net cash (credits) costs	(23)		547	240	11	798
DD&A	248		169	75	4	248
Noncash and other costs, net	27	[b]	19	8	—	27
Total costs	252		735	323	15	1,073
Other revenue adjustments, primarily for pricing on prior period open sales	57		57	3	—	60
PT Smelting intercompany loss	(53)		(36)	(16)	(1)	(53)
Gross profit	$1,530		$1,064	$444	$22	$1,530

Copper sales (millions of recoverable pounds)	379		379
Gold sales (thousands of recoverable ounces)				406

Gross profit per pound of copper/per ounce of gold:

Revenues, excluding adjustments	$4.69		$4.69	$1,920
Site production and delivery, before net noncash and other costs shown below	1.41		0.96	395
Gold and silver credits	(2.17)		—	—
Treatment charges	0.25		0.17	69
Export duties	0.21		0.14	59
Royalty on metals	0.24		0.17	69
Unit net cash (credits) costs	(0.06)		1.44	592
DD&A	0.66		0.45	183
Noncash and other costs, net	0.07	[b]	0.05	20
Total unit costs	0.67		1.94	795
Other revenue adjustments, primarily for pricing on prior period open sales	0.15		0.15	8
PT Smelting intercompany loss	(0.13)		(0.09)	(39)
Gross profit per pound/ounce	$4.04		$2.81	$1,094

Reconciliation to Amounts Reported
			Production
	Revenues		and Delivery	DD&A
Totals presented above	$2,596		$534	$248
Treatment charges	(93)		—	—
Export duties	(79)		—	—
Royalty on metals	(92)		—	—
Noncash and other costs, net	12		39	—
Other revenue adjustments, primarily for pricing on prior period open sales	60		—	—
PT Smelting intercompany loss	—		53	—
Indonesia mining	2,404		626	248
Other mining[c]	5,923		4,239	225
Corporate, other & eliminations	(1,724)		(1,715)	16
As reported in FCX's consolidated financial statements	$6,603		$3,150	$489

a.Includes silver sales of 1.6 million ounces ($24.35 per ounce average realized price).
b.Includes charges of $41 million ($0.11 per pound of copper) associated with a settlement of an administrative fine levied by the Indonesia government and $18 million ($0.05 per pound of copper) associated with an adjustment to prior-period export duties, partly offset by credits of $30 million ($0.08 per pound of copper) associated with adjustments to prior year treatment and refining costs.
c.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page VIII.

XVI

Freeport-McMoRan Inc.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Molybdenum Mines Product Revenues, Production Costs and Unit Net Cash Costs

	Three Months Ended March 31,
(In millions)	2023	2022

Revenues, excluding adjustments[a]	$230	$134
Site production and delivery, before net noncash and other costs shown below	91	72
Treatment charges and other	7	6
Net cash costs	98	78
DD&A	20	16
Noncash and other costs, net	5	3
Total costs	123	97
Gross profit	$107	$37

Molybdenum sales (millions of recoverable pounds)[a]	8	7

Gross profit per pound of molybdenum:

Revenues, excluding adjustments[a]	$28.96	$18.75
Site production and delivery, before net noncash and other costs shown below	11.39	10.04
Treatment charges and other	0.85	0.85
Unit net cash costs	12.24	10.89
DD&A	2.57	2.27
Noncash and other costs, net	0.68	0.40
Total unit costs	15.49	13.56
Gross profit per pound	$13.47	$5.19

Reconciliation to Amounts Reported

		Production
Three Months Ended March 31, 2023	Revenues	and Delivery	DD&A
Totals presented above	$230	$91	$20
Treatment charges and other	(7)	—	—
Noncash and other costs, net	—	5	—
Molybdenum mines	223	96	20
Other mining[b]	6,759	4,565	366
Corporate, other & eliminations	(1,593)	(1,496)	13
As reported in FCX's consolidated financial statements	$5,389	$3,165	$399

Three Months Ended March 31, 2022
Totals presented above	$134	$72	$16
Treatment charges and other	(6)	—	—
Noncash and other costs, net	—	3	—
Molybdenum mines	128	75	16
Other mining[b]	8,199	4,790	457
Corporate, other & eliminations	(1,724)	(1,715)	16
As reported in FCX's consolidated financial statements	$6,603	$3,150	$489

a.Reflects sales of the Molybdenum mines' production to FCX's molybdenum sales company at market-based pricing. On a consolidated basis, realizations are based on the actual contract terms for sales to third parties; as a result, FCX's consolidated average realized price per pound of molybdenum will differ from the amounts reported in this table.
b.Represents the combined total for FCX's other mining operations as presented in the supplemental schedule, "Business Segments," beginning on page VIII. Also includes amounts associated with FCX's molybdenum sales company, which includes sales of molybdenum produced by the Molybdenum mines and by certain of the North America and South America copper mines.

XVII